Exhibit 99.2

Transcript: 1Q 2023 Earnings Call

May 15, 2023

Operator

Welcome to the first quarter 2023 Phoenix Motors Inc. earnings conference call. My name is [XXX] and I'll be your operator for today's call. As a reminder, this call is being recorded and all participants are in a listen-only mode. All questions can be directed after the call to PhoenixIR@icrinc.com.

It is now my pleasure to introduce Mark Hastings, Senior Vice President of Corporate Development and Strategy and Head of Investor Relations.

Mark Hastings, SVP & Head of IR, Phoenix Motorcars

Thank you, and welcome everyone to our first quarter 2023 earnings call.

For those who are new to our story, Phoenix Motorcars is headquartered in Anaheim, California. Our goal is to be a leader in sustainable and zero-emission medium-duty transportation, with a range of products available to our customers, including shuttle and transit buses, school buses, delivery vans and work trucks.

We market our medium duty vehicles through our brand, Phoenix Motorcars. In addition, we also offer a full range of EV chargers and electric forklifts, as well as telematics solutions for fleets, EV infrastructure solutions and electric vehicle maintenance and service programs.

We also are currently developing a light-duty consumer and commercial vehicle line which will offer pickup trucks, SUVs and delivery vans, that will be marketed under our EdisonFuture brand.

We are not a pre-revenue company, like many others in our sector. We were founded in 2003, delivering our first trucks nearly a decade ago and logging four million zero-emission miles on the road. As a result, we have a stable and loyal customer base, and we offer our customers vehicles, charging and telematics solutions and complete vehicle maintenance and service support.

Our Chief Executive Officer, Dr. Lance Zhou has a long history of success in the full vehicle development arena. He has taken 3 different vehicles all the way from concept, through design, production and into sales. In addition, he has a particular expertise in mass production, which is one of the most important of the many attributes he brings to our company.

The Phoenix team has been hard at work executing on our implementation plan to bring Gen 4 to market efficiently, cost effectively and quickly, with start of production for and first delivery expect to be achieved over the summer. Furthermore, we expect Gen 4 production to ramp quickly to 20-25 units a month, which we expect to achieve before year end.

We expect Gen 4 to be transformative for Phoenix, as these vehicles will benefit from our “asset light” business model, which allows for lower costs and shorter production times than we have had before. We have developed a standardized design and production process, which will enable us to ramp production quickly and reduce required production hours. In addition, Gen 4 will serve as a bridge to Gen 5, which will include Phoenix’s own purpose-built chassis. Through this, we will achieve chassis independence, at a lower cost, with design flexibility, and increased customer satisfaction.

Now, I will now turn my attention to the financials and just spend a couple of minutes on the first quarter financial results.

For the three months ended March 31, 2023, our net revenues were $1.8 million, compared to $0.7 million for the same period in 2022. This represented an increase of approximately 1.7 times. Results in the quarter benefited from the resolution of battery supply and software related issues, which resulted in an increase in EV deliveries.

Our cost of revenues in the first quarter was $1.6 million, compared to $0.6 million in first quarter of 2022. Cost of revenues increased primarily due to the increase in vehicle production, and was consistent with the increase in Revenue.

Gross profit in the first quarter of the year was $0.2 million, which improved 44% compared to $0.1 million during the year-ago quarter. The increase was driven by a significant improvement in the gross margins from electric vehicles.

Selling, general & administrative expenses in the first quarter were $3.8 million compared with $3.0 million in the year ago quarter. The increase was mainly due to increases in payroll and research and development expenses.

As a result of the all the factors just described, the net loss for the first quarter of 2023 was $(2.8) million, compared to a net loss of $(2.3) million in the prior-year period.

Our legacy, all-electric, medium duty, commercial vehicle line is marketed under the Phoenix Motorcars brand and includes shuttle and transit buses, school buses, delivery vans and work trucks and box trucks. These are sold as complete vehicles, as well as in electrified kit form for our customers to add their truck body on.

Phoenix Motorcars’ customers are sourced from a wide range of industries, with applications such as airport parking, hotels, campuses, cities, municipalities, ports and school districts. We serve over 50 commercial fleet customers, to whom we have deployed over 125 shuttle buses and trucks, with a combined distance traveled of more than 4 million miles.

Today we are wrapping up the manufacture and sale of our Gen 3 vehicles, and are happy to share that we will be starting production, as well as achieving first delivery of our Gen 4 vehicles over the summer, literally right around the corner.

We are excited to be executing on our asset light business model as we expand in the coming years. We feel that our asset light strategy is a differentiating characteristic for our company and the development of Gen 4 has seen the deployment of this strategy for the first time.

Our asset light model extends both upstream and downstream in our Gen 4 development. Upstream, we have worked hard to cultivate partnerships and networks of suppliers across the industry and have leveraged their expertise, experience and staffing. These relationships have enabled us to bring this generation, and will also allow us to develop future generations of our vehicles, to market faster, cheaper and with higher quality than we could ever hope to do so by building the entire team on our own. As an example, we have been working hard with IAT, arguably the premier EV engineering firm in the world, to bring Gen 4 to market in a matter of months, not years. We are also working with Aulton to introduce our leading-edge swappable battery systems to our Gen 4 lineup. We actually debuted our new swappable system, which we call Phoenix Exchange, at an event at our headquarters 2 weeks ago surrounding the Advanced Clean Transportation Expo here at the Anaheim Convention Center. The Expo and the Swappable Debut were a wonderful opportunity for us to showcase our progress and latest product offerings.

Likewise, we are extending our asset light strategy downstream to the production side of the business as well. We are partnering with certain customers as well as with third-party manufacturing and assembly facilities in order to scale our production cheaper, faster and more capital-efficiently than we could ever hope to accomplish on our own. We will highlight specific partners in the months ahead.

As part of this strategy, we are reconfiguring and streamlining our existing Anaheim manufacturing facility. We will use this plant as a showcase facility and training center, where our third-party manufacturing partners will send their technicians to learn our standardized processes and procedures, in order to ensure maximum efficiency and quality across our entire production network.

In addition to achieving faster time-to-market and lower development costs as a result of our asset light model, we are also achieving lower production and bill of materials costs compared to our Gen 3 vehicles, by utilizing standardized processes and procedures, better designs for our components and sub-assemblies and a streamlined supply chain process. As an example of our streamlined design architecture, our Gen 3 system had over 450 individual parts and components…with our new Gen 4 vehicles, we have reduced that number to 70. To reiterate, we have gone from 450 to 70, as a result of better front end development and design and a streamlined supply chain for our components and subcomponent assemblies.

As most of you know two of the major hurdles that we and other similarly positioned EV manufacturers face are first, security of battery supply, and second, access to an adequate number of Ford E450 chassis to meet our production and sales pipeline.

On the battery side, we have cleared the first hurdle with our Gen 4 development by securing a supply agreement with CATL, the world’s largest EV battery maker, for the long-term procurement of K-Packs and related products for our Gen 4 vehicles. We are also working on additional battery partnerships as well.

On the chassis side, we recognize that the medium duty EV market is heavily dependent on the supply of Ford chassis, and, as the industry continues to grow, we foresee a supply shortage and are moving quickly to plan for our Gen 5 ground-up design, which we expect to introduce during 2024. This will help us clear the second hurdle as we achieve chassis independence.

The development of our Gen 5 vehicle line, which will follow closely on the heels of SOP (or start of production) for Gen 4 will benefit immensely from all the hard work we are putting into the development of Gen 4. All the benefits of our asset light business model, our partnerships and supply and production agreements, will transfer directly to Gen 5. In addition, most of the components and sub-assemblies that we have developed for Gen 4 will be used in Gen 5 as well. For these reasons, we view Gen 4 as a BRIDGE to Gen 5. Our Gen 4 development will be profitable and carry high gross margins in its own right, but its true value will be unlocked as we apply the learnings and principles to our Gen 5 ground-up chassis design that will ensure not only security of battery supply, but also chassis independence.

Two other positive features of our Gen 5 vehicles, in addition to battery and chassis supply security, will be even lower costs than Gen 4 and greater design flexibility to meet the needs of our customers. We expect to produce our new chassis for far less than the cost we are currently paying to acquire chassis and we will have the ability to customize our vehicle designs to meet specialized needs, while maintaining standardized processes and procedures, increasing our capacity to accommodate customer requirements and meet the evolving needs of the transforming electric vehicle market.

We look forward to sharing more about our Gen 4 and Gen 5 vehicles in the coming quarters, and to telling you more about our exciting plans for our EdisonFuture vehicles. EdisonFuture will be a light-duty offering with a solar-powered component, marketed for personal and commercial use in the form of pickup trucks, SUVs and delivery vans. The EdisonFuture pickup truck and van debuted at the 2021 LA Auto Show to much fanfare and broad acclaim. We expect to bring EdisonFuture to market sometime during 2025.

Our goal is to create a vehicle lineup that will have tremendous reliability and be cost competitive, without subsidies. Our ability to be cost competitive is a key focus as we seek to meet future market demands, as the markets and EV technologies move from an emerging market phase to a steadier state market phase.

At its core, Phoenix is an engineering-focused company with patented technologies that address the market’s need for the next generation of zero-emission vehicles. We have constructed our company to be flexible and asset light. We have talked a lot about our asset light model, which is logical since it is central to everything we do and something which sets us apart from other EV manufacturers.

We have an exciting road ahead, with the launches of Gen 4 this year, Gen 5 next year and EdisonFuture in 2025. But we are not developing these product lines as an academic exercise--we are building a scalable business, that endeavors to maximize returns on shareholders capital, while also deploying industry-leading technology. We've put together a management team that's seasoned and established in the EV sector and incentivized to overachieve, putting us in an excellent position to execute in the high-growth, zero-emission commercial and consumer vehicle sector.

If you have any questions, please direct them to PhoenixIR@icrinc.com. Thank you to everyone who joined the call today, we really appreciate your interest in our company and look forward to sharing more of the Phoenix story and our progress in the coming quarters.

Operator

This concludes our call. You may now disconnect.